Exhibit 16

Exhibit F

INVESTOR RIGHTS AND LOCK-UP AGREEMENT

This INVESTOR RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of October 15, 2021 by and among SIGNING DAY SPORTS, INC., a Delaware corporation (the “Company” and the investor on the signature page hereto.

RECITALS

A. The Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors, [6%] convertible notes of the Company due [October 15, 2024] (the “Notes” on the terms and conditions set forth in that certain Subscription Agreement, dated as of [October 15, 2021] by and among the Company and the Investors, as amended from time to time (the “Subscription Agreement” and together with the related Exhibits to the Subscription Agreement, and the Notes, collectively, the “Transaction Documents”); and

B. Unless otherwise defined in this Agreement all capitalized terms when used herein shall have the same meaning as they are defined in the Subscription Agreement and the Notes.

C. It is a condition to the closing of the sale of the Notes that the parties hereto execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. COVENANTS OF THE COMPANY

1.1 Information Rights.

(a) Basic Financial Information. The Company will furnish to each Investor and any owner of 5% or more of the outstanding shares of Common Stock (“Qualifying Owner”)

(i) as soon as practicable, but no later than 120 days after the end of each fiscal year of the Company, (A) a balance sheet as of the end of such fiscal year, (B) a profit and loss statement as of the end of such fiscal year, (C) a statement of cash flows of the Company as of the end of such fiscal year, and (D) a statement of stockholders’ equity as of the end of such fiscal year, all prepared in accordance with generally accepted accounting principles and practices (“GAAP”) and audited and certified by an recognized accounting firm that is a PCAOB qualified auditor, commencing with the 2021 fiscal year;

(ii)  as soon as practicable, but no later than twenty four (24) days after the end of each calendar month, unaudited statements of income and of cash flows for such month, an unaudited balance sheet and a statement of stockholders’ equity, all prepared in accordance with GAAP after (except that such financial statements may (A) be subject to normal year-end auditing adjustments, and (B) not contain all notes thereto that may be required in accordance with GAAP, as required), and key Company business metrics and performance indicators as of the end of such month;

(iii) as soon as practicable, but not later than 45 days after each fiscal quarter of the Company, quarterly reports of management of the Company generally describing material Company events from that quarter (except that such reports may (A) be subject to normal year-end auditing adjustments, and (B) not contain all notes thereto that may be required in accordance with GAAP, as required);

(iv) as soon as practicable, after a change of more than ten percent (10%) of the stock ownership of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Holders to calculate their respective percentage equity ownership in the Company, and certified by the Chief Executive Officer or senior finance officer of the Company as being true, complete, and correct;

(v) as soon as practicable, but in any event by December 1 of each calendar year, the officers of the Company shall prepare and present an annual budget (the “Budget”) for the Company and each of its subsidiaries for the upcoming year, which Budget shall include, without limitation, all expense and capital spending expectations for the Company;

(vi) as soon as practicable, but in any event by March 15 after the end of the fiscal year of the Company, all tax information necessary for the Investors to file their respective state and federal tax filings;

(vii) at the option of an Investor holding a majority of the outstanding Notes (the “Majority Investor”), and up to two times annually, certain officers of the Company, as selected by the Majority Investors (which may include, among others, the Chief Executive Officer and/or senior finance officer), shall provide an in-person presentation to the Investors at the Company’s corporate headquarters or by Video teleconference covering, among any other topic(s) selected by the Investor or Qualifying Owner, the performance of (past and forecasted), recent developments relating to, and material risks facing, the Company; and

(viii) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as the Majority Investor may from time to time reasonably request.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 1.1 to the contrary, the Company may cease providing the information set forth in this Section 1.1 during the period starting with the date thirty (30) days before the Company’s good faith estimate of the date of filing of a registration statement in accordance with the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended; provided that (i) the Company’s covenants under this Section 1.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective or such registration statement is withdrawn.

(b) Inspection Rights. At all times while the Notes remain outstanding, the Company shall cause to be maintained full and accurate books of account, which shall reflect all Company transactions and be appropriate and adequate for the Company’s business. The books and records of the Company shall be maintained at the principal office of the Company. Each Investor shall have the right during ordinary business hours and upon reasonable notice to inspect and copy all books and records of the Company.

2. RESTRICTIONS ON TRANSFER.

2.1 Each of the Holders hereby covenant and agree that except as set forth below, they shall not sell, transfer, convey or assign (collectively “Transfer”) any Conversion Shares to any Person, other than to members of their immediate family (children, spouse or parents, any entity wholly-owned by such Holder or trusts for the benefit of the Holder or members of his or its family (each a “Permitted Transferee”). As a condition to each Transfer to a Permitted Transferee, such Permitted Transferee shall agree to execute a joinder or related agreement pursuant to which he, she or it shall agree to be bound by the terms of this Agreement.

2.2 From and after the date hereof and until the 180th day after the first to occur of (a) consummation of an IPO, (b) consummation of a sale to a SPAC, or (c) consummation of another form of Reverse Merger, as applicable (each, the “Lock-Up Trigger Date”), the Holder and each Permitted Transferee agrees not to sell, transfer or otherwise dispose of the Conversion Shares or common stock of any successor-in-interest to the Company. After the 180th day following the Lock-Up Trigger Date, the Holder will be entitled to sell all or any portion of the Conversion Shares or other common stock without restriction.

3. TAG-ALONG RIGHTS. If a majority of the holders of the Company’s outstanding voting equity (collectively, the “Majority Stockholders”) want to consummate a transaction that constitutes a Sale of Control (a “Sale of Control Transaction”), then the Majority Stockholder(s) shall notify the other Investors of such proposed Sale of Control Transaction by a date which shall be not later than fifteen (15) days prior to the Company or any such Majority Stockholder(s) entering into any definitive binding agreement in respect thereof (the “Sale Notice”). Thereafter, each other Investor or Stockholder (each a “Tag-Along Stockholder”) may cause the Company or such Majority Stockholder to effect a Transfer of such other Stockholder’s Stock; in each case, only pursuant to and in accordance with the following provisions of this Section 3:

(a) The Tag-Along Stockholders shall have the right, but not the obligation, to participate in the Proposed Sale of Control Transaction on the terms and conditions herein stated (the “Tag-Along Option”), which right shall be exercisable upon wrirren notice (the “Acceptance Notice”) to the Company and/or the Majority Stockholders, as the case may be, within ten (10) days of receipt of the Sale Notice. Each Acceptance Notice shall indicate the maximum amount of Notes or number of Conversion Shares that the Tag-Along Stockholder wishes to sell on the terms and conditions stated in the Sale Notice.

(b) Each Tag-Along Stockholder shall have the right to sell a portion of its Notes or Conversion Shares pursuant to the Sale of Control Transaction which is equal to that percentage equal of the Common Stock that is being sold by the Majority Stockholders in the Sale of Control Transaction.

(c) Within ten (10) days after the date by which a Tag-Along Stockholder notifies the Company or the Majority Stockholders of its intent to exercise the Tag-Along Option, the Company or the Majority Stockholders shall notify such Tag-Along Stockholder of the amount of Notes and number of Conversion Shares held by such Tag-Along Stockholder that will be included in the sale and the date on which the Sale of Control Transaction will be consummated, which shall be no later than the later of (i) twenty (20) days after the date by which each Holder was required to notify the Company or the Majority Stockholders of its intent to exercise the Tag-Along Option and (ii) five (5) days after the satisfaction of any governmental approval or filing requirements, if any.

(d) Each Tag-Along Stockholder may effect its participation in any Sale of Control Transaction, and as part of its participation in the Sale of Control Transaction pursuant to a duly exercised Tag-Along Option, shall deliver to the Proposed Transferee at a closing to be held at the offices of the Company (or such other place as the parties agree), one or more Notes or certificates, properly endorsed for transfer, which represent all of the Notes or Conversion Shares owned by such Tag-Along Stockholder which is to be transferred in connection with the Sale of Control Transaction, and each Tag-Along Stockholder shall make such representations and warranties, and shall enter into such agreements, as are customary and reasonable in the context of the proposed Sale of Control Transaction, including, without limitation, representations and warranties (and indemnities with respect thereto) that the Proposed Transferee of the Notes or Conversion Shares (or interests therein) is receiving good and marketable title to such Notes or Conversion Shares (or interests therein), free and clear of all pledges, security interests, or other liens; provided, however, that with respect to any matter as to which a Tag-Along Stockholder shall agree to provide indemnification (other than its own title to such Notes or Conversion Shares), such Tag-Along Stockholder shall in no event be required to provide indemnification in an amount that would exceed its pro rata portion of the total liability for which such indemnification is sought, which pro rata portion shall be determined on the basis of the percentage of the total Notes or Conversion Shares involved in such transfer that are represented by the Notes or Conversion Shares owned by such Tag-Along Stockholder. In addition, each Tag-Along Stockholder and the Majority Stockholders shall reasonably cooperate and consult with each other in order to effect the Sale of Control Transaction, and each Tag-Along Stockholder shall provide reasonable assistance to the Majority Stockholders in connection with the preparation of disclosure schedules relating to representations and warranties to be made to the Proposed Transferee in connection with such Sale of Control Transaction and in the determination of the appropriate scope of, or limitations or exceptions to, such representations and warranties. At the time of consummation of the Sale of Control Transaction, the Proposed Transferee shall remit directly to each such Tag-Along Stockholder that portion of the sale proceeds to which such Tag-Along Stockholder is entitled by reason of its participation therein (less any adjustments due to the conversion of any convertible securities or the exercise of any exercisable securities)

4. DRAG ALONG RIGHTS. If the Company or one or more of Majority Stockholders (collectively, the “Drag-Along Seller”) wants to consummate a Sale of Control Transaction, the Company or the Drag-Along Sellers, as the case may be, shall have the right (but not the obligation) to require the other Investors owning Notes or Conversion Shares (each a “Drag-Along Investor” to Transfer all of their Notes or Conversion Shares to the Proposed Transferee for the same consideration per share and otherwise on the same terms and conditions upon which the Drag-Along Sellers are selling their Common Stock pursuant to the provisions set forth below (subject to any adjustments due to the conversion of any convertible securities or the exercise of any exercisable securities) (the “Drag-Along Right”). The Company and the Drag-Along Sellers may not exercise the right set forth in this Section 4 unless it or they hold not less than fifty percent (50%) of the Company Fully-Diluted Common Stock.

(a) Prior to making the Transfer, the Drag-Along Sellers shall first send an Offer Notice and copies of all documentation, including relevant agreements, relating to the Transfer. Within fifteen (15) days following the date of the Offer Notice. Each Drag-Along Investor shall effect its participation in any Sale of Control Transaction, and as part of its participation in the Sale of Control Transaction pursuant to a duly exercised Drag-Along Right, shall deliver to the Proposed Transferee at a closing to be held at the offices of the Company (or such other place as the parties agree), one or more certificates, properly endorsed for transfer, which represent all of the Notes or Conversion Shares owned by such Drag-Along Investor which is to be transferred in connection with the Sale of Control Transaction, and each Drag-Along Investor shall make such representations and warranties, and shall enter into such agreements, as are customary and reasonable in the context of the proposed Sale of Control Transaction, including, without limitation, representations and warranties (and indemnities with respect thereto) that the Proposed Transferee of the Notes or Conversion Shares (or interests therein) is receiving good and marketable title to such Notes or Conversion Shares (or interests therein), free and clear of all pledges, security interests, or other liens; provided, however, that with respect to any matter as to which a Tag-Along Stockholder shall agree to provide indemnification (other than its own title to such Stock), such Drag-Along Investor shall in no event be required to provide indemnification in an amount that would exceed its pro rata portion of the total liability for which such indemnification is sought, which pro rata portion shall be determined on the basis of the percentage of the total Stock involved in such transfer that are represented by the Notes or Conversion Shares owned by such Drag-Along Investor. In addition, each Drag-Along Investor and the Drag-Along Sellers shall reasonably cooperate and consult with each other in order to effect the Sale of Control Transaction, and each Drag-Along Investor shall provide reasonable assistance to the Drag-Along Sellers in connection with the preparation of disclosure schedules relating to representations and warranties to be made to the Proposed Transferee in connection with such Sale of Control Transaction and in the determination of the appropriate scope of, or limitations or exceptions to, such representations and warranties. If any Drag-Along Investor should fail to deliver such certificates and instruments of transfer to the Drag-Along Sellers (or their designee), the Company shall cause its books and records to show that such shares of Notes or Conversion Shares are bound by the provisions of this Section 4 and that such Notes or Conversion Shares shall have been transferred to the Proposed Transferee, and all certificates or other evidence of ownership of the Notes or Conversion Shares subject to this Section 4 shall be deemed to be cancelled.

(b) Simultaneously with the consummation of the Sale of Control, the Company pursuant to this Section 4, the Company shall notify the Drag-Along Investors and the other Company stockholders of the consummation of the sale, and shall cause the Proposed Transferee to remit directly to the Drag-Along Investors and other Company stockholders (including the Drag-Along Sellers) the total sales price of the Sale of Control or consideration paid pursuant thereto and shall furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reasonably requested.

5. PARTICIPATION RIGHT.

5.1 General. Each of the Investors (individually and collectively, the “Participation Right Holders”) has the right to co-invest and to purchase such Participation Right Holder’s Pro Rata Share (as defined below) of all (or any part) of any New Securities (including Common Stock being sold to the public in the IPO) that the Company may from time to time issue after the date of this Agreement (the “Participation Right”), provided, however, such Participation Right Holder shall have no right to purchase any such New Securities and exercise such Participation Right if such New Securities are being issued in a private placement pursuant to Regulation 506(b) under the Securities Act and such Participation Right Holder cannot demonstrate to the Company’s reasonable satisfaction that such Participation Right Holder is, at the time of the proposed issuance of such New Securities, an “accredited investor” as such term is defined in Regulation D under the Securities Act. A Participation Right Holder’s “Pro Rata Share” for purposes of this participation and co-investment right is a percentage of any New Securities (including Common Stock sold in the IPO) equal to fifty (50%) of the amount of all Notes sold in the Offering to each Investor’s Note. For the avoidance of doubt, if for example, and Investor purchased a $1,500,000 principal amount of Note, representing 20% of all $7,500,000 of the Notes held by all Investors and $20,000,000 of New Securities (including Common Stock sold in the IPO) are issued prior to termination of this Agreement, then and in such event such Investor’s Pro Rata Share of the New Securities would be $750,000.

5.2 Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Participation Right Holder a written notice of its intention to issue New Securities (the “Participation Right Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Right Holder shall have twenty (20) days from the date such Participation Right Notice is given, to agree in writing to purchase such Participation Right Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Right Holder’s Pro Rata Share).

5.3 Failure to Exercise. In the event that the Participation Right Holders fail to exercise in full the pa within such twenty (20) day period, then the Company shall have one hundred twenty (120) days thereafter to sell the New Securities with respect to which the Participation Right Holders’ Participation Right was not exercised, at a price not more favorable and upon general terms not materially more favorable to the purchasers thereof than specified in the Participation Right Notice to the Participation Right Holders. In the event that the Company has not issued and sold the New Securities within such one hundred twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering the Participation Right in such New Securities to the Participation Right Holders pursuant to this Section 5.

6. REGISTRATION RIGHTS. The Company covenants and agrees as follows:

6.1 Demand Registration.

(a) Resale Registration Statement. Within 30 business days following the consummation of the first to occur of an IPO, a Sale of Control or a Reverse Merger, as applicable, the Company will file a registration statement on Form S-1 or Form S-3, as available (the “Resale Registration Statement”) in order to register for resale all of the shares of Common Stock of the Company or common stock of any successor-in-interest to the Company issued to all holders of the Note upon automatic conversion of the Notes (the “Conversion Shares” and will use its bests efforts to cause such Resale Registration Statement to be declared effective by the SEC within ninety (90) business days from the date of its initial filing; provided, that such Conversion Shares will continue to be subject to restrictions on resale for a period of six (6) months following completion of either the IPO, Sale of Control or Reverse Merger, as applicable.

(b) Form S-1 Demand. In the event that, for any reason, the Company is unable to comply with the provisions of Section 6.1(a), at any time after one hundred eighty (180) days from the effective date of the Form S-1 registration statement in connection with the IPO, the Company receives a request from the Majority Investor(s) (the “Initiating Investors”) that the Company file a Form S-1 registration statement with respect to the Conversion Shares then outstanding having an anticipated aggregate offering price, net of selling expenses, of at least five million dollars ($5,000,000), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Investors other than the Initiating Investors; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Investors, file a Form S-1 registration statement under the Securities Act covering all Conversion Shares that the Initiating Investors requested to be registered and any additional Conversion Shares requested to be included in such registration by any other Investors, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 6.1(d) and Section 6.3, provided, however, that the Initiating Investors may not invoke this right more than twice.

(c) Form S-3 Demand. In the event that, for any reason, the Company is unable to comply with the provisions of Section 6.1(a), at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from the Initiating Investors that the Company file a Form S-3 registration statement with respect to outstanding Conversion Shares of such Investors having an anticipated aggregate offering price, net of Selling Expenses, of at least five million dollars ($5,000,000), then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Investors other than the Initiating Investors; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Investors, file a Form S-3 registration statement under the Securities Act covering all Conversion Shares requested to be included in such registration by any other Investors, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 6.1(d) and Section 6.3.

(d) Deferral of Registration. Notwithstanding the foregoing obligations, if the Company furnishes to Investors requesting a registration pursuant to Section 6.1(b) or Section 6.1(c) above a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Investors is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than an Excluded Registration.

(e) Deferral for Company-Initiated Registration. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 6.1(b) (i) during the period that is sixty(60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected one registration pursuant to Section 6.1(b); or (ii) if the Initiating Investors propose to dispose of Conversion Shares that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 6.1(c). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 6.1(c); (A) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (B) if the Company has effected registration pursuant to Section 6.1(c) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 6.1(e) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Investors withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 6.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 6.1(e).

6.2 Piggyback Registration. If, following its IPO, the Company proposes to register under the Securities Act (including, for this purpose, a registration of Common Stock effected by the Company or for the benefit of selling stockholders other than the Investors in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), unless the Conversion Shares shall have been previously registered for resale, the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 6.3, cause to be registered all of the Conversion Shares that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 6.2 before the effective date of such registration, whether or not any Holder has elected to include Conversion Shares in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 6.6.

6.3 Underwriting Requirements.

(a) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 6.1(b), Section 6.1(c) or Section 6.2, the Company shall not be required to include any of the Investors’ Conversion Shares in such under writing unless the Investors accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Conversion Shares, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Conversion Shares, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Conversion Shares requested to be registered can be included in such offering, then the Conversion Shares that are included in such offering shall be allocated among the selling Investors in proportion (as nearly as practicable to) the number of Conversion Shares owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Investors. To facilitate the allocation of shares in accordance with the above provisions, the Company may in its sole discretion round the number of shares allocated to the Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Conversion Shares included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Conversion Shares included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Investors may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering or (iii) not withstanding (ii) above, any Conversion Shares which are not Conversion Shares of the Key Owner be excluded from such underwriting unless all Conversion Shares of the Key Owner are first excluded from such offering. For purposes of the provision in this Section 6.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Conversion Shares owned by all Persons included in such “selling Holder,” as defined in this sentence

(b) For purposes of Section 6.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 6.3(a), fewer than fifty percent (50%) of the total number of Conversion Shares that Investors have requested to be included in such registration statement are actually included.

6.4 Obligations of the Company. Whenever required under this Section 6 to effect the registration of any Conversion Shares, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Conversion Shares and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Investors of a majority of the Conversion Shares registered thereunder, keep such registration statement effective for a period of up to one hundred eighty (180) days following the termination of the lock-up agreement entered into in connection with the IPO or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred eighty (180) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Conversion Shares on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred eighty (180) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Conversion Shares are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Investors such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Investors may reasonably request in order to facilitate their disposition of their Conversion Shares;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Investors; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Conversion Shares covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Conversion Shares registered pursuant to this Agreement and provide a CUSIP number for all such Conversion Shares, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Investors, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Investors, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

6.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 4 with respect to the Conversion Shares of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Conversion Shares held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Conversion Shares.

6.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 4, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the Selling Investors (“Selling Holder Counsel”), shall be borne and paid by the Company; provided however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 6.1 if the registration request is subsequently withdrawn at the request of the Investors of a majority of the Conversion Shares to be registered (in which case all selling Investors shall bear such expenses pro rata based upon the number of Conversion Shares that were to be included in the withdrawn registration), unless the Investors of a majority of the Conversion Shares agree to forfeit their right to one registration pursuant to Section 6.1 (a) or Section 6.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Investors shall have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Investors at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Investors shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 6.1(a) or Section 6.1(b). All Selling Expenses relating to Conversion Shares registered pursuant to this Section 5 shall be borne and paid by the Investors pro rata on the basis of the number of Conversion Shares registered on their behalf.

6.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 6.

6.8 Indemnification. If any Conversion Shares are included in a registration statement under this Section 6:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, only to the extent such Damages arise out of or are based upon any untrue statement or alleged untrue statement of a material fact made by the Company or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 6.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 6.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 6.8(b) and 6.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 6.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 6.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 6.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 6.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Conversion Shares offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided, further that in no event shall a Holder’s liability pursuant to this Section 6.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 6.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Investors under this Section 6.8 shall survive the completion of any offering of Conversion Shares in a registration under this Section 6.8, and otherwise shall survive the termination of this Agreement.

6.9 Reports Under Exchange Act. With a view to making available to the Investors the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Conversion Shares, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form). reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

6.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investors of a majority of the Conversion Shares then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Conversion Shares of the Investors that are included; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder.

6.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred and eighty (180) days in the case of the IPO), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 6.11 shall apply only to the IPO, shall not (A) prohibit any Holder from buying registered shares of Common Stock in the IPO or in the aftermarket or selling such shares of Common Stock, or (B) apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Investors only if all officers and directors are subject to the same restrictions. The underwriters in connection with such registration are intended third party beneficiaries of this Section 6.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 6.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Investors subject to such agreements based on the number of shares subject to such agreements.

6.12 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Conversion Shares in any registration pursuant to Section 6.1 or Section 6.2 shall terminate upon the termination of the Restricted Period on Transfers set forth in Section 2.2 above and the ability of each Holder to sell all of his or its remaining Conversion Shares in any brokers transaction under Rule 144 and without any volume or percentage limitations on such sales.

7. ADDITIONAL INVESTOR RIGHTS. The Company shall use commercially reasonable efforts to cause the Conversion Shares, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board determines, in its good faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

8. GENERAL PROVISIONS.

8.1 Amendment and Waiver of Rights. This Agreement may be amended or terminated, and the observance of any term hereof may be waived (either generally or in a particular instance either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the Key Owners holding at least a majority of the outstanding Common Stock then held by the Key Owners; and (c) the Majority Investor(s). Notwithstanding the foregoing:

(a) any provision hereof may be waiving by the waiving party on such party’s own behalf, without the consent of any other party; and

(b) no such amendment, modification or waiver shall amend, modify or waive (i) any provision of this Agreement granting any personal rights to a specific Investor or Key Owner (as opposed to the Investors, Key Owners or the holders of a specific class of stock generally), without the prior written consent of such Investor or Key Owner; or (ii) any rights of any Investor or Key Owner in a manner that materially adversely affects the rights of such Investor or Key Owner, unless approved in writing by such Investor or Key Owner.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Subsection  7.1 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. For purposes of this Subsection 7.1, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Investors circulated by the Company and executed by the Holder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

8.2 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not send during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page hereto, or to such address as subsequently modified by written notice given in accordance with this Section 7.2.

8.3 Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

8.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

8.5 Severability The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.6 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

8.7 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any party without the prior written consent of the other parties. Any attempt by a party without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing, and except as otherwise provided herein, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

8.8 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

8.10 Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorney’s fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

8.11 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

8.12 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

8.13 Electronic Signatures. This Agreement may be executed and delivered by electronic signature (such as .pdf, or Docusign) and upon such delivery the electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

8.14 Termination of Agreement. Except for the provisions of Section 1 (Information Rights) and Section 5 (Participation Rights) of this Agreement which shall terminate upon the consummation of the Company’s IPO of Common Stock pursuant to an effective registration statement filed under the Securities Act and listing of such Common Stock on a Qualified Securities Market, following the Company’s IPO, this Agreement and all of the other rights and obligations of the parties hereunder shall continue to survive and remain in full force and effect. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon the Investors ceasing to hold Notes or Conversion Shares or upon the Company ceasing to have more than one Holder.

8.15 Dispute Resolution. Each party (a) hereby irrevocably and unconditionally submits to the jurisdiction of the federal or state courts located in Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the Transaction Documents, (b) agrees not to commence any suit, action or other proceeding arising out of or based upon this Agreement or the Transaction Documents except in the federal or state courts located in Delaware, and (c) hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, the Transaction Documents or the subject matter hereof and thereof may not be enforced in or by such court.

9. DEFINITIONS. Except as otherwise noted herein, for purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Common Stock” has the meaning as defined in the Note.

“Common Stock Equivalents” shall mean any shares of Common Stock issuable upon conversion of any securities (other than the Notes) convertible into shares of Common Stock or any warrants or other rights (other than options or restricted stock units issued under the Company’s Incentive Stock Plan) entitling the holder to purchase Common Stock upon the exercise thereof.

“Conversion Shares” means (i) the Common Stock issuable or issued upon conversion of the Notes, (ii) any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Conversion Shares sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 8.7, and excluding for purposes of Section 5 any shares for which registration rights have terminated pursuant to Section 6.12 of this Agreement.

“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means (i) a registration relating to te sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Conversion Shares; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means collectively, each Investor owning Notes or Conversion Shares and each Permitted Transferee of such Holder.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Initiating Investors” means, collectively, Holders who properly initiate a registration request under this Agreement.

“IPO” means the Company’s first underwritten public offering of its Common stock under the Securities Act.

“New Securities” means any Common Stock, whether now authorized or not, and rights, options or warrants to purchase such Common Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock that are issued for cash consideration; provided, however, that the term “New Securities” does not include any (a) New Securities issued as part of the consideration in connection with any acquisition of the assets or capital stock of any other Person, or (b) any options or other securities issued pursuant to the Incentive Stock Plan of the Company or any successor in interest to the Company.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Qualified Securities Market” shall mean any one of the Nasdaq Stock Exchange (including the Nasdaq Capital Market), the NYSE:Amex Exchange, the New York Stock Exchange or the OTCQX platform of the OTC Markets.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Conversion Shares, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 6.6.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

THE COMPANY:

SIGNING DAY SPORTS, INC.

By:	/s/ John Dorsey
Name:	John Dorsey
Title:	Chief Executive Officer
Address:	7272 E. Indian School Road, Suite 101 Scottsdale, Arizona 85251

Investor:

/s/ Nelson Revocable Living Trust
Nelson Revocable Living Trust

[Name]

[Name]